Exhibit 99.1

NEWS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE ELECTS VICKIE L. CAPPS TO ITS BOARD OF DIRECTORS

SAN DIEGO, CA – June 15, 2015 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, announced today that Vickie L. Capps has been elected to the Company’s Board of Directors. Ms. Capps will also serve on the Board’s Audit Committee and Nominating and Corporate Governance Committee.

Gregory T. Lucier, NuVasive’s Chairman and Chief Executive Officer, said, “We are pleased to welcome Vickie to our Board of Directors. Her extensive financial expertise and executive leadership experience as a former chief financial officer will provide valuable financial and accounting experience to our Board. In addition, Vickie’s joining the Board represents another step in further diversifying the depth of experience that resides on our Board as we continually seek to enhance the governance of NuVasive.”

From July 2002 to December 2013, Ms. Capps served as the Chief Financial Officer of DJO Global, Inc. Prior to joining DJO Global, she served as the Chief Financial Officer of several other public and private companies. Earlier in her career, she served as a senior audit and accounting professional at Ernst & Young LLP. Ms. Capps is a member of the Senior Advisory Board of Consonance Capital Partners, a healthcare investment firm, and serves on the board of its portfolio company, Enclara Pharmacia. She also serves on the board of directors and as chair of the audit committees of RF Surgical Systems, Inc., Otonomy, Inc. and Connecture, Inc. Ms. Capps is a California Certified Public Accountant and was recognized as CFO of the Year by the San Diego Business Journal in 2009 and 2010. She earned a bachelor’s degree in business administration/accounting from San Diego State University.

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. The Company is the third largest player in the $9.0 billion global spine market. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA™ platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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